Exhibit 99.1

BLUE WOLF MONGOLIA HOLDINGS CORP. ORDINARY SHARES AND WARRANTS TO
COMMENCE TRADING SEPARATELY ON AUGUST 3, 2011

August 2, 2011– New York, NY – Blue Wolf Mongolia Holdings Corp. (the “Company”) (NASDAQ: MNGL), announced today that Deutsche Bank Securities Inc., the representative of the underwriters of its initial public offering of units, which was consummated on July 20, 2011, has notified the Company that commencing on Wednesday, August 3, 2011, the holders of the Company’s units may elect to separately trade the ordinary shares and warrants underlying the units. Those units not separated will continue to trade on the NASDAQ Capital Market under the symbol “MNGLU” and each of the ordinary shares and the warrants will trade under the symbols “MNGL” and “MNGLW”, respectively.

Deutsche Bank Securities Inc. acted as sole book-running manager and representative of the underwriters of the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on July 14, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email:  prospectus.cpdg@db.com.

About Blue Wolf Mongolia Holdings Corp.

Blue Wolf Mongolia Holdings Corp. is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, with a primary focus on Mongolia. The Company's target business will not be limited to a particular industry or geographic region.

For more information, please contact:

Nicholas Edwards
President and Chief Financial Officer
Blue Wolf Mongolia Holdings Corp.
Telephone: (203) 524-5272